Exhibit 99.4

Press Release
O'Hara House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone +1 441 292 8515
Fax +1 441 294 7307
www.xlgroup.com

Contact:	David Radulski	Carol Parker-Trott
	Investor Relations	Media Relations
	(203) 964-3470	(441) 294-7290

XL Group Completes Redomestication To Bermuda
Hamilton, Bermuda - July 25, 2016 - XL Group Ltd (“XL” or the “Company”) (NYSE: XL) announced today that it has completed its redomestication to change the place of incorporation of the ultimate parent holding company to Bermuda from Ireland. As previously announced, the name of the new holding company is XL Group Ltd.

XL Group Ltd is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and is subject to SEC reporting requirements applicable to domestic registrants. XL Group Ltd’s shares will trade on the New York Stock Exchange under the ticker symbol “XL” and it is expected to be included in the S&P 500 Index.

About XL Group Ltd

XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.